EXHIBIT 10.3

CONSULTING AGREEMENT

THIS AGREEMENT dated as of the 14th day of November, 2017 (the “Effective Date”).

AMONG:

DEPLOY TECHNOLOGIES INC., a corporation incorporated under the laws of Nevada and having an office at 750-1095 West Pender Street, Vancouver, British Columbia, V6E 2M6 (the “Company”)

AND:

NEVADA MEDICAL GROUP LLC, a limited liability company organized under the laws of Nevada, and having an office at 4785 S. Durango Drive, Suite 204, Las Vegas, NV 89147 (“NMG”)

AND:

TI NEVADA, LLC, a limited liability company organized under the laws of Nevada, and having an office at 9811 W. Charleston Blvd., #2-624, Las Vegas, NV 89117.

(the “Consultant”)

AND:

ROBERT HASMAN, an individual residing at 628 Chervil Valley Drive, Las Vegas, NV 89138.

(the “Consultant’s Representative”)

WHEREAS:

A.	The Consultant’s Representative, is the chief executive officer of NMG, whose members have entered into a Share Exchange Agreement (the “Share Exchange Agreement”) dated effective September 14, 2017, with the Company, pursuant to which NevadaCo (as defined in the Share Exchange Agreement), which is a wholly-owned subsidiary of the Company, will acquire all of the issued and outstanding units of NMG, in exchange for, among other things, shares in the Company (collectively, the “Transaction”);

B.	The Company and NMG recognize the valuable services that the Consultant and the Consultant’s Representative will provide to NMG, and have determined that it is in their best interests that the Consultant provide services to the Company and NMG upon closing of the Transaction (“Closing”); and

C.	The Parties wish formally to record the terms on which the Consultant will be compensated for services provided prior to and following Closing and the terms on which the Consultant’s services will be made available to the Company and NMG upon Closing;

NOW THEREFORE, IN CONSIDERATION OF the covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Relationship and Duties

1.1	From and after Closing, the Consultant will act and be retained to act, during the term of this Agreement, as a consultant to NMG and the Company or any subsidiary or subsidiaries of the Company, pursuant to the terms and conditions contained herein and as further particularized in this §1.

1.2	The Consultant agrees that it will make available the Consultant’s Representative to perform the Services and that the Consultant’s Representative will devote his best efforts, skills and attention to the performance of his duties and responsibilities in respect of the offices of NMG or the Company or any of the Company’s subsidiaries to which he is appointed.

1.3	The Consultant’s Representative’s duties will generally be to provide NMG and the Company and its subsidiaries with those consultancy and advisory services set out in Schedule B (collectively, the “Services”).

1.4	The Consultant and the Consultant’s Representative will perform the Services to the best of its ability and in a responsible, professional manner commensurate with its experience, expertise and within acceptable industry standards and will devote as much time and resources to its performance of the Services as is required to achieve such standards.

1.5	The Consultant will provide the Services as an independent contractor, and not an employee, agent, co-venturer, or representative of the Company. The Consultant and Consultant Representative shall at all times disclose that he/she is an independent contractor of the Company.

2.	Term and Effect of Termination

2.1	The term of this Agreement will be as set out on Schedule A.

2.2	All obligations and rights that, by their nature, are intended to survive the termination or expiration of this Agreement will so survive.

2.3	All documents and materials in any form or medium including, but not limited to, files, forms, brochures, books, correspondence, memoranda, manuals and lists (including lists of clients, suppliers, products and prices), all equipment and accessories including, but not limited to, leased automobiles, computers, computer disks, software products, cellular phones and personal digital assistants, all keys, building access cards, parking passes, credit cards, and other similar items pertaining to the business of the Company that may come into the possession or control of the Consultant will at all times remain the property of the Company, as applicable, and, on termination of this Agreement for any reason, the Consultant will promptly deliver to the Company all property of the Company in the possession of the Consultant or directly or indirectly under the control of the Consultant, and will not reproduce or copy any such property or other property of the Company

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3.	Consultant’s Fees

3.1	Compensation. The Company and NMG will compensate the Consultant as set out in Schedule A.

3.2	Taxes. Consultant represents, warrants and covenants that Consultant is acting and will act only as independent contractor (and, in any event, never as an employee of the Company). Consultant will, as an independent contractor, collect and/or remit as required, all amounts, and deal with all tax and other requirements, and satisfy all applicable compliance requirements, as required or permitted by an independent contractor under law. For greater certainty, Consultant agrees that the Company will not be responsible for registering under any workers’ compensation legislation or for withholding or remitting any amounts for income taxes, social security taxes, (un)employment insurance, or other deductions that would be required in an employment relationship.

4.	Confidentiality and Work Product

4.1	Definitions. In this Agreement,

(a)	“Company Entities” means NMG, the Company and the Company’s subsidiary, parent and affiliate corporations, to the extent that such reference does not require any subsidiary party to be added as a party to this Agreement other than as a third party beneficiary, each of whom will be expressly deemed an intended third party beneficiary of this Agreement and will have the right to enforce the terms and conditions of this Agreement; and

(b)	“Confidential Information” means all information in any form (including all electronic, magnetic, physical, intangible, visual and oral forms) and whether or not such information has been marked or indicated as confidential, that is known, held, used or disclosed by or on behalf of the Company Entities in connection with its business, and that, at the time of its disclosure: (i) is not available or known to the general public; (ii) by its nature or the nature of its disclosure, would reasonably be determined to be confidential; or (iii) is marked or indicated as proprietary or confidential.

(c)	“Materials” means, collectively, all materials in any form (including verbal, visual, magnetic, electronic, or physical), including any reports, documents, designs, compilations, products, works, and computer programs (including all source code, object code, compilers, libraries and developer tools, and any manuals, descriptions, data files, resource files and other such materials relating thereto), studies, reports, records, research, surveys, services, sales, patterns, machines, manufactures, compositions, technical data, devices, sketches, photographs, plans, drawings, specifications, samples, manuals, documents, prototypes, hardware, software and other equipment, working materials, findings and each and every portion thereof, and any and all revisions and improvements relating to any of the foregoing; and

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(d)	“Work Product” means all Materials conceived, developed, created, acquired, reduced to practice or otherwise made by the Consultant either alone or with others during the term of this Agreement or prior to the term of this Agreement and which is related to the business of the Company, whether or not during regular working hours and whether or not the Consultant is or was specifically instructed to do so, that (i) in any way relate to the present or proposed programs, services, products or business of the Company, (ii) tasks assigned to the Consultant in relation to this Agreement or arising from the services provided under this Agreement, or (iii) any Confidential Information or Materials owned by the Company.

4.2	Confidentiality. In connection with Consultant’s performance under this Agreement, the Company and NMG have furnished or may furnish to Consultant (or Consultant’s Representative), or Consultant may acquire, develop or conceive of, Confidential Information, all of which Consultant will treat strictly in accordance with this Agreement. For greater clarity, the parties hereby acknowledge and agree that Confidential Information can encompass information regardless of whether it was disclosed prior to the date of this Agreement or after. In connection with this,

(a)	Obligations—at all times during and for a period of three (3) years after this Agreement has terminated (subject to the Exceptions below), Consultant will protect the Confidential Information using a reasonable degree of care, and will take all reasonable steps to safeguard the Confidential Information from unauthorized disclosure, and without limiting the foregoing will not, directly or indirectly, (i) copy or reproduce any of the Confidential Information, (ii) use any Confidential Information for any purpose other than the proper performance of Consultant’s duties, or (iii) subject to §(c), disclose any of the Confidential Information except strictly to those of the Company’s directors, officers, consultants, attorneys, accountants, advisors and personnel to whom disclosure is necessary to carry out Consultant’s duties,

(b)	Exceptions—this §4.2 imposes no obligation upon any person with respect to any information or part thereof that Consultant can establish that, other than as a result of a breach of this Agreement, (i) was in Consultant’s possession prior to entering into this Agreement without any restriction of confidentiality owed to any Company Entity, (ii) is or becomes generally available to the public rightfully without restrictions of confidentiality, or (iii) becomes available to Consultant after the term of this Agreement from a third party (other than any Company Entity) who has no obligation of confidentiality with respect thereto,

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(c)	Required Disclosures—if Consultant is requested or required (including, without restriction, by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other similar process) by any law to disclose any Confidential Information, he may disclose strictly that Confidential Information for which disclosure is required to comply with any such applicable law, provided that Consultant (i) unless prohibited by such applicable law, provides the Company with written notice as soon as practicable in the circumstances so that the Company may contest the disclosure or seek an appropriate protective order, and (ii) cooperates reasonably and in good faith with the Company in its efforts to prevent, restrict or contest such required or requested disclosure.

(d)	Acknowledgement—Consultant acknowledges and agrees that the right to maintain the confidentiality of Confidential Information, and the right to preserve the Company’s goodwill therein, constitute proprietary rights which the Company is entitled to protect.

4.3	Work Product.

(e)	Ownership – the Consultant agrees that all right, title and interest in and to all Confidential Information, all Work Product, and all Materials, and all services and products which embody, emulate or employ any Confidential Information, Work Product, or Materials, are and will remain fully vested in the Company, as applicable. For greater clarity, the parties hereby acknowledge and agree that to the extent that the foregoing does not fully vest in the Company, all right, title and interest in and to any Confidential Information, Work Product, or Materials, that such Confidential Information, Work Product, or Materials are hereby assigned by the Consultant to the Company or their respective nominees (or their respective successors or assigns). This assignment includes any future-arising Confidential Information, Work Product, or Materials, which the Consultant will be deemed to have automatically assigned pursuant to this provision as it arises without further instrument.

(f)	Moral Rights – the Consultant hereby irrevocably waives for the benefit of the Company and its successors or assigns any and all of the Consultant’s moral rights or “droits d’auteurs” in respect of any Work Product of the Consultant.

5.	Conflicts

5.1	Subject to Section 6.1, if either the Company or NMG, on the one hand or the Consultant or the Consultant’s Representative on the other hand, pursue transactions in the marijuana industry, said transactions must be disclosed to the other party and the necessary approvals must be obtained from the board of directors of the Company and management of NMG.

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5.2	Nothing in this Agreement precludes the Consultant’s Representative from pursuing his real estate business in addition to his role at NMG or the Company.

(a)	If a conflict arises between the Consultant’s Representative’s real estate business and the Company, the Consultant’s Representative must disclose that conflict immediately to the board of directors of the Company and the management of NMG; and

(b)	the Consultant’s Representative is precluded from voting if a vote is required in the situations outline above in paragraph 5.2(a).

6.	Restrictive Covenants

6.1	The Consultant and the Consultant’s Representative will not, directly or indirectly, for a period of thirty-six (36) months from the Effective Date of this Agreement:

(a)	Non-Compete: anywhere within the State of Nevada carry on, engage in, or be concerned with or interested in any business that is, or has any interest in any medical marijuana or recreational marijuana business that is, similar to or competitive with the medical marijuana or recreational marijuana business of the Company or any of its subsidiaries provided that, notwithstanding this, the Consultant may purchase or hold securities of any company (including any competitive company) in aggregate representing no more than five percent (5%) of the votes and equity attached to all issued securities of that company. Notwithstanding the foregoing, the parties acknowledge that Resort Management Investments, LLC, a Delaware limited liability company, of which the Consultant’s Representative is a member, owns that certain real property located at 5347 S. Decatur Boulevard, Las Vegas, Nevada (APN: 163-25-710-016) (the “Decatur Property”) that is being leased to a non-party marijuana dispensary (the “Decatur Lease”). The restrictive covenants set forth in this Section 6.1(a) shall be of no force or effect by or against Consultant’s Representative as a member of Resort Management Investments, LLC acting as a landlord to the Decatur Lease or any subsequent lease of the Decatur Property to a third party,

(b)	Non-Solicitation: solicit any customers or suppliers of NMG, the Company or any of its subsidiaries to transfer business from the Company or any of its subsidiaries where such solicitation has, or would reasonably be known to result in, a materially adverse effect on the Company or any of its subsidiaries, or

(c)	No Hire: seek in any way to persuade or entice any person to terminate an employment or consulting position with NMG, the Company or any of its subsidiaries or hire or retain the services of any such person, provided that nothing in this provision will prevent the Consultant from directly or indirectly hiring or retaining any person pursuant to general, public job advertisements that are not targeted to NMG, the Company or any of its subsidiaries’ personnel.

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6.2	Exclusivity. The Consultant and Consultant’s Representative will not, directly or indirectly, during the term of this Agreement, on behalf of itself or any other person or entity, (i) provide services to any business that is, or has any interest in any medical marijuana or recreational marijuana business that is, similar to or competitive with the medical marijuana or recreational marijuana business of the Company or any of its subsidiaries, (ii) conduct any activity related to the medical marijuana industry or the recreational marijuana industry, other than those conducted as a consultant of the Company pursuant to this Agreement; or (iii) be involved in any other duties or pursuits for monetary gain which interfere with the performance of the duties Consultant and Consultant’s Representative have pursuant to the terms of the Agreement. Notwithstanding the foregoing, the restrictive covenants set forth in this Section 6.2 shall be of no force or effect by or against any of the parties as to the Decatur Lease or any subsequent lease of the Decatur Property to a third party.

6.3	The Consultant agrees that:

(a)	the Company operates in the cultivation and production of medical marijuana and recreational marijuana, which is a highly regulated industry in the State of Nevada with limited competition,

(b)	all restrictions contained in Sections 6.1 and 6.2 are reasonable in scope and necessary to protect the rational business interests of the Company and NMG, and all defenses to the strict enforcement thereof by the Company are hereby waived by the Consultant,

(c)	each of the restrictions contained in Section 6.1 and 6.2 are each separate and distinct covenants, severable one from the other and if any such covenant or covenants are determined to be invalid or unenforceable, such invalidity or unenforceability will attach only to the covenant or covenants as so determined and all other such covenants will continue in full force and effect, and

(g)	monetary damages for any breach of Section 6.1 and 6.2 would be inadequate for the immediate and irreparable harm that would be suffered by the Company for any such breach, and so, on any application to a court, the Company will be entitled to temporary and permanent injunctive relief against the Consultant without the necessity of proving actual damage to the Company.

6.4	Notwithstanding anything in this Agreement to the contrary, the Parties agree that in the event that Deploy terminates this Agreement pursuant to Section A.7(c) of Schedule A hereto, then the Consultant may elect, by proving written notice to the Company, one of the following remedies: (i) that the restrictive covenants set forth in Section 6.1 hereto shall be of no force or effect as to any of the parties and Consultant shall waive all rights to receive a termination fee that it would otherwise be entitled to pursuant to Section A.7(c) of Schedule A hereto; or (ii) that the restrictive covenants set forth in Section 6.1 hereto shall be enforceable for a period of one hundred eighty (180) days following the effective date of Consultant’s termination pursuant to Section A.7(c) of Schedule A.

7.	General Provisions

7.1	Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions will not be affected.

7.2	Governing Law. This Agreement will be governed by and interpreted in accordance with the laws of the State of Nevada and the laws of the United States of America applicable therein without reference to its conflict of laws principles.

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7.3	Notice. Every notice, request, demand or direction (each, for the purposes of this section, a “notice”) to be given pursuant to this Agreement by either party to another will be in writing and will be delivered or sent by (a) registered or certified mail postage prepaid and mailed in any government post office, (b) facsimile transmission, (c) email, or (d) other similar form of written communication, in each case, addressed as above or to another address as notified hereunder from time to time.

7.4	Interpretation. In this Agreement, (a) “§” means a section, subsection, paragraph or sub-paragraph of this Agreement, (b) any word in this Agreement is deemed to include the masculine, feminine, neuter, singular or plural form thereof as the context so required, (c) the captions and headings used in this Agreement are for convenience only and do not constitute substantive matter and are not to be construed as interpreting the contents of this Agreement, and (d) the word “including” is not limiting (whether or not non-limiting language such as “without limitation” or “but not limited to” or other words of similar import are used with reference thereto).

7.5	Assignment. This Agreement may not be assigned by Consultant or Consultant’s Representative to any other party without prior written consent of the Company.

7.6	Waiver of Breach. No waiver of the enforcement of any provision of this Agreement shall operate as or be construed as a waiver of any subsequent breach hereof.

7.7	Dispute Resolution. All disputes, controversies or claims arising out of this Agreement shall be settled by binding arbitration in Clark County, Nevada, in accordance with the rules and procedures set by JAMS. Arbitration shall be by a single arbitrator certified by JAMS. If the parties cannot agree on the Arbitrator, such Arbitrator shall be selected under the rules of JAMS. Each party shall be responsible for its own costs and expenses of the arbitration, including but not limited to attorneys’ fees. Arbitrator fees shall be borne equally by both parties.

7.8	Entire Agreement. This Agreement, including all Schedules hereto, forms the entire agreement among the parties and supersedes all prior agreements, proposals or communications relative to the subject matter of this Agreement. Amendments to or waivers of this Agreement will be effective only if in writing and signed by authorized representatives of all parties. Unless otherwise expressly stated, if there is any necessary conflict between any of the terms of this Agreement and Schedules to this Agreement, this Agreement will take precedence.

7.9	Acceptance. This Agreement is executed effective as of the day and year first above written and may be executed in counterparts, each of which will constitute an original and all of which taken together will constitute one and the same instrument, and delivery of the counterparts may be effected by means of electronic transmission. The reproduction of signatures by electronic transmission will be treated as binding as if originals.

[SIGNATURE PAGE FOLLOW]

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IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first above written.

DEPLOY TECHNOLOGIES INC., A Nevada corporation

Per:	/s/ Darren Tindale
Authorized Signatory

NEVADA MEDICAL GROUP LLC, A Nevada corporation

Per:	/s/ Robert Hasman
Authorized Signatory

TI NEVADA, LLC, A Nevada limited liability company

Per:	/s/ Robert Hasman
Authorized Signatory

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Signed, Sealed and Delivered by	)
ROBERT HASMAN in the presence of:	)
)
)
/s/ Alex Fox	)	/s/ Robert Hasman
Witness (Signature))		ROBERT HASMAN
)
Alex Fox	)
Name (please print))

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SCHEDULE A

A1.	Fees. A fee (the “Fee”) will accrue monthly commencing from November ___, 2017 at US$16,666.67 per month plus all applicable excise, sales, goods and services or other use taxes imposed by any federal, provincial, municipal, state or other governmental authority (“Applicable Taxes”). The payment of any amount under this Agreement, other than pursuant to §A2 and §A3 below, will be subject to Closing. Following Closing, the Company and NMG will jointly pay Consultant the Fee plus Applicable Taxes as a monthly retainer in advance on the first business day of each month.

A2.	Expenses. The Company will, reimburse Consultant in accordance with its normal policies and practices for Consultant’s reasonable, out-of-pocket expenses or disbursements actually and necessarily incurred or made by Consultant in connection with the performance of the Services (collectively, “Expenses”).

A3.	Bonus. The Consultant is eligible to be considered for an annual discretionary bonus which will be subject to the approval of the board of directors of the Company, in their sole discretion. Payment of a bonus in any one year will not indicate the payment of a bonus in any other year.

A4.	Stock Options. The Consultant is eligible to be considered for the issuance of stock options in the Company, subject to the approval of the board of directors of the Company, in their sole discretion. Granting of options at any time will not indicate the further granting of options at any other time.

A5.	Taxes. From time to time, Consultant will advise the Company of Consultant’s applicable sales or service tax registration numbers and will be responsible for collecting from the Company and remitting Applicable Taxes on the Services. The Company will pay to all such Applicable Taxes to Consultant together with the Fees and other remuneration hereunder. For greater certainty, the Company shall pay all Applicable Taxes on the Fees and the Bonus Payment.

A6.	Term. The term of this Agreement will commence on the Effective Date and will continue for a period of three (3) years, unless terminated sooner in accordance with §A7.

A7.	Termination. This Agreement may be terminated as follows:

(a)	automatically upon the death of the Consultant’s Representative;

(b)	by the Company at any time upon written notice if Consultant has materially breached this Agreement and such breach remains uncured after fifteen (15) days’ written notice from the Company to Consultant describing the reasonable particulars of such breach;

(c)	by the Company at any time, in circumstances where §A7(b) does not apply, upon written notice from the Company to Consultant and the payment by the Company to the Consultant of a termination fee equivalent to six (6) months’ Fees, or in the event that such termination occurs within six (6) months after a Change of Control, a termination fee equivalent to six (6) months’ Fees; however in the event Consultant elects to waive the six (6) month post-termination restrictive covenant period, then the Company shall not be required to pay any termination fee to Consultant; or

(d)	by Consultant at any time after the first anniversary of the Effective Date for any reason, upon providing one hundred eighty (180) days written notice to the Company, which the Company may abridge or waive in its sole discretion, and, if such notice of termination is given by the Consultant within six (6) months after a Change of Control, the Company will pay to the Consultant a termination fee equivalent to six (6) months’ Fees; or

(e)	upon the written, mutual agreement of both parties.

A8.	Additional Definitions. In this Agreement:

(a)	“Acquiror” includes a group of persons (including their affiliates) acting jointly and in concert; and

(b)	“Change of Control” includes the following, but does not include the Transaction, or any securities issuance or sale, or any type of financing whatsoever, completed in connection with the Transaction:

(i)	a merger, consolidation, amalgamation, arrangement or reorganization of the Company (or series of such transactions) that results in the transfer of more than twenty percent 20% of the total voting power of the Company’s (or resulting entity’s) outstanding securities to an Acquiror when compared against the total voting power of the Company prior to such transaction or series of transactions,

(A)	a direct or indirect sale or other transfer of beneficial ownership of more than twenty percent 20% of the issued and outstanding securities of the Company to an Acquiror,

(B)	a direct or indirect sale or other transfer of beneficial ownership to an Acquiror of

(1)	securities of the Company possessing more than twenty percent 20% of the total combined voting power of the Company’s outstanding securities, or

(2)	the right to appoint more than twenty percent 20% of the board of directors of the Company or otherwise directly or indirectly control the management, affairs and business of the Company; or

(ii)	the direct or indirect sale or other disposition of all or substantially all of the assets of the Company to an Acquiror.

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SCHEDULE B

DESCRIPTION OF SERVICES

From and after Closing of the Transaction, the Consultant will provide the following advisory consulting services to NMG and the Company or any subsidiary of the Company:

•	Coordinate with the Company and function as the Director of Operations for NMG.

•	Manage and direct the day-to-day operations of NMG.

•	Devote sufficient time as is needed to oversee and supervise the operations of NMG, including but not limited to all growing activities, production and extraction, marketing, human resources, business development and accounting.

•	Assist the Company and NMG in areas of finance, business development, and compliance.

•	Review and evaluate on an ongoing basis the quality of NMG’s products and packaging.

•	Maintain accurate record of NMG’s operations to and assist to comply with local, state, and federal reporting requirements.

•	Prepare and submit reports, as requested by any regulatory authorities.

•	Travel as requested, which travel shall be paid or reimbursed in full by the Company.

•	Develop and recommend various actions, projects, processes and new products in an effort to expand NMG’s market presence, market penetration and profitability.

•	Such other activities as may arise in the normal course in an effort to set and achieve the Company’s goals and objectives.

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